                                  CONFIDENTIAL





January 21, 1998


Mr. Stephen M. Simes
1173 RFD
Long Grove, IL  60047

Dear Stephen:

         I am pleased to confirm our agreement with you concerning your employment by Ben-Abraham Technologies, Inc. (the "Company"), which is subject to review, approval, and ratification by the Company's Board of Directors.

I. EMPLOYMENT. Subject to the terms and conditions described in this Employment Agreement (the "Agreement"), the Company agrees to employ you as the President, Chief Operating Officer, and Executive Vice Chairman of the Company, and you accept this employment on the following terms and conditions.

II.      DUTIES.

         1. You agree to spend substantially all of your business hours on the Company's business. You will diligently perform the duties of your position, within guidelines to be determined by Avi Ben-Abraham, who is the Company's Chief Executive Officer and the Chairman of the Board of Directors. In particular, you will actively manage the day-to-day business of the Company and shall set corporate policies, under the direction of the Board of Directors. More particularly, your duties shall include the day-to-day responsibility for running and administering the Company. Said responsibilities shall include, but not be limited to, the following specific areas: shareholder relations, fundraising, Nasdaq listing, direction of R&D, licensing and other business development activities, budgeting and fiscal controls, and all personnel matters. You will report to Dr. Ben-Abraham, who will be responsible for evaluating your job performance in accordance with the Company's annual performance review process. The Company agrees that during the term of this Agreement, as it may be extended, no one other than Dr. Ben-Abraham shall serve as CEO, except you.

         2. During the term of this Agreement, you will also serve as a Director of the Company and will perform all such duties incident to such service. Towards this end, the Company shall nominate you as a nominee for director and solicit proxies for your election for so long as this Agreement is in effect.

         3. While you are employed by the Company, except as otherwise permitted by the Company's Conflict of Interest policy or this Agreement, you will not engage in any business activity or outside employment that conflicts with the Company's interests or adversely affect the performance of your duties for the Company.


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                                    CONFIDENTIAL


         4. You shall be based at, and shall perform your duties at an office located in, Chicago, Illinois, or the surrounding suburban area, where the corporate headquarters of the Company shall also be located. The Company agrees that the other officers and executives of the Company (except for those who are directly involved in the research and development activities of the Company that are currently conducted in Atlanta, Georgia) shall also be located in the same corporate headquarters. However, you shall also travel to other locations at such times as may be appropriate for the performance of your duties under this Agreement.

III. TERM. This Agreement is effective January 20, 1998 (the "Effective Date"), and will terminate on December 31, 2000, unless earlier terminated pursuant to Section V of this Agreement (the "Base Term"). Commencing January 1, 2001, and on each January 1st thereafter, the term of your employment will be automatically extended for three (3) additional years unless on or before October 1st immediately preceding any such extension, either party gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions will occur. In the event that the Company elects not to renew this Agreement other than for "cause" as defined herein, you will be paid the amount described in Section V.C.2 below.

IV.      COMPENSATION.

         A. BASE SALARY. The Company agrees to pay you an annual base salary of Two Hundred Thirty Thousand Dollars ($230,000) in accordance with the Company's standard payroll practices ("Base Salary"). Beginning January 20, 1999 or sooner if you raise Two Million Dollars ($2,000,000), your Base Salary shall be increased to Two Hundred and Fifty Thousand Dollars ($250,000). In subsequent years, the Board of Directors shall have the sole discretion to establish your Base Salary, except that, at a minimum, it shall be adjusted upward consistent with changes to the Consumer Price Index.

         B. ANNUAL BONUS. You will be eligible to receive an annual performance bonus not to exceed 50% of your Base Salary in effect during the year under review. The amount of said bonus shall be determined in the sole discretion of the Compensation Committee and approved by the Board of Directors.

         C.       OPTIONS.

                  1. Upon execution of this Agreement, the Company will grant you six hundred thousand (600,000) stock options at the lowest permissible price when this agreement is executed, one hundred thousand of which shall vest at the time of the grant. The remainder shall vest in twelve equal quarterly installments over the Initial Term of this Agreement. The remaining unvested options shall vest immediately upon a termination without cause by the Company.


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Mr. Stephen M. Simes
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                                    CONFIDENTIAL

                  2. You shall also be eligible to receive a combination of an additional four hundred thousand (400,000) shares and/or stock options during the Initial Term of this Agreement at the lowest permissible price when this agreement is executed. Receipt of these options shall be subject to the stock price being equal to or greater than One Dollar ($1.00) per share at the time the options and/or shares vest. If this condition precedent is satisfied, then these options shall vest in twelve equal quarterly installments over the Initial Term of this Agreement.

                  3. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, reverse stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of your rights, the Company (or the board of the surviving corporation) shall make appropriate adjustment (which determination shall be conclusive) as to the number, kind and exercise price of securities subject to this Option.

                  In the event that your employment is terminated by the Company other than for justifiable cause (as hereinafter defined), or if the Company elects not to renew this Agreement, or if you are not nominated by the Company for reelection to the Board of Directors other than for justifiable cause (as hereinafter defined), all outstanding stock options and shares that are held by you or your estate will immediately become exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse, and the period within which they may be exercised will be one year following such termination of employment.

         D. BENEFITS. In addition to the other compensation to be paid under this Section IV, you will be entitled to participate in all benefit plans available to all full-time, eligible employees hereafter established by the Company, in accordance with the terms and conditions of such plans, which the Company shall adopt promptly following the date hereof. These plans shall include, but not be limited to, the following: a 401(k) plan; group hospitalization, health, dental, disability (for which the Company agrees to obtain the maximum long-term disability insurance benefit allowed by applicable law), and term life insurance (in the amount of $1.1 million); and supplementary long-term disability insurance.

         E. REIMBURSEMENT OF BUSINESS EXPENSES. In addition to payment of compensation under this Section IV, the Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company, provided that you properly account to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service promulgated under the Internal Revenue Code of 1986, as amended, and in



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Mr. Stephen M. Simes
January 21, 1998
Page 4

                                    CONFIDENTIAL

                  accordance with the standard policies of the Company relating to reimbursement of business expenses.

         F. AUTOMOBILE ALLOWANCE. The Company shall provide you with a monthly stipend of One Thousand Dollars ($1,000.00) for your automobile use.

         G. VACATION. You are entitled to four (4) weeks of paid vacation per calendar year.

V.       TERMINATION.

         A. EARLY TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Sections VI, VII and VIII, this Section sets forth the terms for early termination of this Agreement.

         B. TERMINATION FOR CAUSE. The Company may terminate this Agreement and your employment immediately for cause. For this purpose, "cause" means any of the following: (1) fraud, (2) theft or embezzlement of the Company's assets, (3) a violation of law involving moral turpitude, (4) your repeated and willful failure to follow instructions of the Board provided that the conduct has not ceased or the offense cured within thirty (30) days following written warning from the Company that sets forth in reasonable detail the facts claimed to provide the basis for such termination. In the event of termination for cause pursuant to this Section V.B, you will be paid at the usual rate your annual Base Salary, car allowance, and any out-of-pocket expenses, through the date of termination specified in any notice of termination and any amounts to which you are entitled under any Company benefit plan in accordance with the terms of such plan.

         C. TERMINATION WITHOUT CAUSE. Either you or the Company may terminate this Agreement and your employment without cause on thirty (30) days written notice. In the event of termination of this Agreement and of employment pursuant to this Section V.C, compensation will be paid as follows:

                  1. if the termination is by you without cause, you will be paid at the usual rate of your annual Base Salary, car allowance, and any out-of-pocket expenses incurred on behalf of the Company and accounted for pursuant to Section IV.E through the date of termination specified in such notice (but not to exceed thirty (30) days from the date of such notice); or

                  2. Notwithstanding any provision to the contrary contained herein, in the event your employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company shall:

                                    (i) pay you a severance benefit, in a lump
                           sum payable no later than the fifth business day following the date of termination, an amount equal to your total compensation over the preceding twelve months, including the car allowance;


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Mr. Stephen M. Simes
January 21, 1998
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                                    CONFIDENTIAL


                                    (ii) continue to provide you, at the
                           Company's expense, with term life insurance, as provided herein until the earlier of (A) the expiration of the "Severance Period" (which shall mean the longer of these two periods: one year from the date of termination or the remaining term of this Agreement), or (B) your obtaining full-time employment;

                                    (iii) continue to allow you to participate,
                           at the Company's expense, in the Company's group hospitalization, health, dental and disability insurance programs until the earlier of (A) the expiration of the Severance Period, or (B) your becoming eligible to participate in another employer's corresponding group insurance and disability plans;

                                    (iv) provide you with outplacement services
                           at a qualified agency selected by you and the use of an office and reasonable secretarial support for one year (unless you become otherwise employed within such period);

                                    (v) reimburse out-of-pocket expenses
                           incurred by you on behalf of the Company and accounted pursuant to Section IV.E; and

                                    (vi) reimburse you for any and all unused
                           vacation days accrued to the date of such termination.

         D. TERMINATION FOR GOOD REASON. You may terminate this Agreement upon thirty (30) days written notice to the Company for good reason. For this purpose, "good reason" means: (i) the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company as of the date hereof, or a change in your reporting responsibilities, titles or offices, or any removal of you from or any failure to re-elect you to any of such positions;
                  (ii) the failure of the Company to continue in effect any fringe benefit or compensation plan, retirement plan, life insurance plan, health or disability plan in which you were participating (except as such change is prompted in good faith by a change in the law), or the taking of any action by the Company, which could reasonably be expected to adversely affect your participation in or materially reduce your benefits under any such plans or deprive you of any material fringe benefit enjoyed by you, (iii) the reduction of your salary or car allowance or failure to increase such salary as is provided in Section IV.A above, or any other breach of this Agreement by the Company; or (iv) the occurrence of a Change in Control as defined in Section IX. In any such case the Company will pay you the amounts, and provide you the benefits, all as set forth in Section V.C.2 above.

         E. TERMINATION IN THE EVENT OF DEATH OR PERMANENT DISABILITY. This agreement and your employment will terminate in the event of your death or permanent disability.

                  1. In the event of your death, Base Salary and car allowance will be terminated as of the end of the month in which death occurs.


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Mr. Stephen M. Simes
January 21, 1998
Page 6

                                    CONFIDENTIAL


                  2. For the purposes of this Agreement, the term "disability" shall mean your inability, due to illness, accident or any other physical or mental incapacity, to substantially perform your duties for a period of four (4) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

                  3. Upon your "disability", the Company shall have the right to terminate your employment. Notwithstanding any inability to perform your duties, you shall be entitled to receive your compensation (including bonuses, if any) as provided herein until the later of (i) the date of your termination of employment for disability in accordance with this Agreement, or (ii) the date upon which you begin to receive long-term disability insurance benefits under the policy provided by the Company pursuant to this Agreement. Any termination pursuant to Section V.E.2 shall be effective on the date thirty (30) days after which you shall have received written notice of the Company's election to terminate.

         F.       ENTIRE TERMINATION PAYMENT.

                  1. The compensation provided for in Sections V.B, V.C, V.D and V.E for early termination of this Agreement will constitute your sole remedy for such termination. You will not be entitled to any other termination or severance payment which might otherwise be payable to you under any other agreement between you and the Company or under any policy of the Company. This Section will not have any effect on distributions to which you may be entitled at termination from any qualified tax plan or any other plan (other than a severance payment or similar plan).

                  2. Notwithstanding any other provisions of this Agreement or any other agreement, contract or understanding heretofore or hereafter entered into between you and the Company, if any "payments" (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of
                           Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), together with any other payments that you have the right to receive from the Company or any corporation that is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the
                           Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G of the Code), such payments will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that you will be entitled to designate those payments that will be reduced or eliminated in order to comply with the foregoing provision.


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Mr. Stephen M. Simes
January 21, 1998
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                                    CONFIDENTIAL


         G. REQUIRED RESIGNATIONS UPON EARLY TERMINATION OR EXPIRATION. You agree that upon any termination of your employment with the Company or expiration of this Employment Agreement, such termination or expiration under this Agreement will automatically and without further action be deemed to constitute your simultaneous resignation from all director, officer, trustee, agent and any other positions within the Company, all of its affiliates (including but not limited to any entity that is a shareholder of the Company and any subsidiaries and any parent of the Company), the Company's employee benefit plans, trusts and foundations (charitable or otherwise) or any other similar position associated with the Company. Simultaneously upon such termination of employment or expiration of this employment agreement, you agree to execute and deliver to the Company any and all documents, agreements, certificates, letters or other written instruments confirming all such resignations.

VI.      INVENTIONS.

         A. You agree that all Inventions (as defined below) you make, conceive, reduce to practice or author (either alone or with others) during or within one year after the term of this Agreement will be the Company's sole and exclusive property. You will, with respect to any such Invention: (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises while you are employed by the Company; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);
                  (iii) assign (and you do hereby assign) to the Company all of your rights to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

         B. "Inventions," as used in this Section, means any discoveries, improvements, creations, ideas and inventions, including without limitation software and artistic and literary works (whether or not they are described in writing or reduced to practice) or other works of authorship (whether or not they can be patented or copyrighted) that: (i) relate directly to the Company's business or the Company's research or development during the term of this Agreement; (ii) result from any work you perform for the Company; (iii) use the Company's equipment, supplies, facilities or trade secret information; or (iv) you develop during any time that Section II above obligates you to perform your employment duties.

                  The requirements of this Section do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and which neither (1) relates directly to the Company's business or to the Company's actual or demonstrably


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Mr. Stephen M. Simes
January 21, 1998
Page 8

                                    CONFIDENTIAL


                  anticipated research or development, nor (2) results from any work you performed for the Company. Except as previously disclosed to the Company in writing, you do not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by you prior to your employment by the Company.

VII.     PROPRIETARY INFORMATION.

         A. Except as required in your duties to the Company, you will never, either during or after your employment by the Company, use or disclose Proprietary Information to any person not authorized by the Company to receive it. When your employment with the Company ends, you will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Proprietary Information, including all copies, reproductions and specimens of the Proprietary Information in your possession, regardless of who prepared them.

         B. "Proprietary Information," as used in this Section VII, means any nonpublic information concerning the Company, including information relating to the Company's research, product development, engineering, purchasing, product costs, accounting, leasing, servicing, manufacturing, sales, marketing, administration and finances. This information includes, without limitation: (i) trade secret information about the Company and its products; (ii) "Inventions," as defined in Section VI.B; (iii) information concerning any of the Company's past, current or possible future products. Proprietary Information or confidential information also includes any information which is not generally disclosed and which is useful or helpful to the Company and/or which would be useful or helpful to competitors. More specific examples include financial data, sales figures for individual projects or groups of projects, planned new projects or planned advertising programs, areas where the Company intends to expand, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, manufacturing methods, suppliers' prices to us, or any plans we may have for improving any of our products. This information is confidential or Proprietary Information regardless of its form, e.g. oral, written, electronic or other, and whether or not it is labeled as "proprietary" or "confidential." The Company's Proprietary Information or confidential information includes our information and that of our affiliates and third parties concerning or relating to us.

VIII.    COMPETITIVE ACTIVITIES.

         A. You agree that during your employment with the Company, you will not alone, or in any capacity with another person or entity, (i) directly or indirectly engage in any employment or activity that competes with the Company's business at the time your employment with the Company ends, within any state in the United


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Mr. Stephen M. Simes
January 21, 1998
Page 9

                                    CONFIDENTIAL


                  States or within Canada, (ii) interfere with the Company's relationships with any of its current or potential customers.

         B. You also agree that for a period of one year after the termination of this Agreement for any one of the following reasons: (i) for "cause" as defined above, (ii) voluntarily by you without "good reason" as defined above; or (iii) in the event of a non-renewal of the Agreement by you other than for "good reason", you will abide by clauses (ii) and (iii) of
                  Section VIII.A above.

IX.      CHANGE IN CONTROL.

         A. For purposes of this Agreement, a "Change in Control" of the Company will mean the following:

                           (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

                           (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

                           (iii) a change in control of the Company of a nature that would be required to be reported in response to
                           Item 5(f) of Schedule 14A of Regulation 14A or to
                           Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) is or shall become the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the Company's then outstanding securities; or (ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         B. If a Change in Control occurs, the Option will become immediately exercisable in full and will remain exercisable for the remainder of its term, regardless of whether you remain in the employ or service of the Company.

         C. For purposes of this Section IX, you shall be entitled to the severance benefits provided in Section V.D if the date of termination occurs either (i) while there is to the Company's knowledge actively pending a proposed transaction, which, if consummated, could reasonably be expected to result within one
                  (1) year in a Change in Control, or (ii) within two (2) years following a Change in Control;


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Mr. Stephen M. Simes
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                                    CONFIDENTIAL


                  unless, in the case of either (i) or (ii), your employment is terminated or this Agreement is not renewed because of death or disability or by the Company for "cause" or voluntarily by you other than for "good reason".

X.       MISCELLANEOUS.

         A. NO ADEQUATE REMEDY. You understand that if you fail to fulfill your obligations under this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, you hereby consent to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

         B. GOVERNING LAW. The laws of Illinois will govern the validity, construction, and performance of this Agreement.

         C. ARBITRATION. Any and all disputes which arise concerning the rights, duties or obligations of either party under any provision of this Agreement shall be resolved exclusively by binding arbitration in accordance with the following terms and conditions. The party seeking arbitration shall commence a proceeding in arbitration in Chicago, Illinois under the Rules of the American Arbitration Association. Within one month from one of the party's request for arbitration, the party requesting arbitration shall appoint one arbitrator and within one month of the date of such appointment, the other party shall appoint an arbitrator. Within three weeks of the date that the second arbitrator is appointed, and prior to any examination of the merits of the case, the two arbitrators shall mutually select a third arbitrator. If either of the parties fails to appoint an arbitrator or if the two arbitrators fail to appoint the third arbitrator within the periods referred to above, one shall be appointed in accordance with the Rules within fifteen (15) days of the expiry date of the respective period referred to above. The three arbitrators so selected shall constitute the arbitral panel. The arbitral panel shall make its decisions by the majority of its members. The arbitral panel shall render its decision and award in writing within ninety (90) days from its final constitution. There shall be no appeal from the decision and award of the arbitral panel, which shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

         D. RIGHTS IN THE EVENT OF DISPUTE. If, with respect to any alleged failure by the Company to comply with any of the terms of this Agreement, you hire legal counsel with respect to this Agreement or institute any negotiations or institute or respond to legal action to assert or defend the validity of, enforce your rights under, or recover damages for breach of this Agreement, the Company shall pay, as they are incurred, your actual expenses for attorneys' fees and disbursements, together with such additional payments, if any, as may be necessary so that the net-after-tax payments to you equal such fees and disbursements, provided that such payments shall be reimbursed by you to the Company if the Arbitration


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Mr. Stephen M. Simes
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Page 11

                                    CONFIDENTIAL


                  panel rules in favor of the Company and further decides that such reimbursement is appropriate. Further, pending the resolution of any such claim or dispute, you shall not be deemed terminated for purposes of this Agreement.

         E. MITIGATION. You are not required to mitigate the amount of any payments to be made pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you as the result of your self-employment or your employment by another employer after the date of termination of your employment with the Company.

         F. CONSTRUCTION. Wherever possible, each provision of this agreement will be interpreted so that it is valid under the applicable law. If any provision of this agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid under the applicable law. The remainder of this agreement also will continue to be valid, and the entire agreement will continue to be valid in other jurisdictions.

         G. WAIVERS. No failure or delay by either the Company or you in exercising any right or remedy under this agreement will waive any provision of the agreement. Nor will any single or partial exercise by either the Company or you of any right or remedy under this agreement preclude either the Company or you from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         H. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties and replaces all other oral negotiations, commitments, writings and understandings between the parties concerning the matters in this agreement. This Agreement can only be modified by mutual written consent of the parties. You acknowledge that you have been advised to seek legal counsel to review this Agreement with you before you sign it.

         I.       SUCCESSORS AND ASSIGNS. Except as otherwise provided in
                  Section IX, this Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company whether by way of merger, consolidation, operation of law, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign will absolutely and unconditionally assume all of the Company's obligations under this Agreement.

         J. NOTICES. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

Mr. Stephen M. Simes
January 21, 1998
Page 12

                                    CONFIDENTIAL


                  1.       In the case of the Company will be:

                                    Ben-Abraham Technologies
                                    225 Peachtree Street, NE
                                    Suite 1400, South Tower
                                    Atlanta, GA  30303
                                    Attention:  Avi Ben-Abraham, CEO

                  2.       In the case of employee will be:

                                    Stephen M. Simes
                                    1173 RFD
                                    Long Grove, IL  60047

         Any party may, by notice to the other party, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, will be deemed dispatched on the registered date or that date stamped on the certified mail receipt, and will be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

         K. CAPTIONS. The various headings or captions in this agreement are for convenience only and will not affect the meaning or interpretation of this agreement.

         Would you please confirm that this agreement is in accordance with your understanding and that you have received a copy of this letter by signing an dating it where indicated below, and returning an executed copy for our records.


Very truly yours,

BEN-ABRAHAM TECHNOLOGIES, INC.


/s/ Avi Ben-Abraham
---------------------------
*By:  Avi Ben-Abraham, M.D.
Its:   Chief Executive Officer


Agreed to and confirmed as of January 21, 1998:


/s/ Stephen M. Simes
--------------------
Stephen M. Simes


*Subject to approval by the Company's Board of Directors.
                                                              /s/ ABA

                                  CONFIDENTIAL




April 15, 1999


Mr. Stephen M. Simes
1173 RFD
Long Grove, IL  60047

Dear Stephen:

         As you are aware, Ben-Abraham Technologies, Inc. (the "Company") has agreed to sell securities (the "Transaction") to certain investors on the date hereof pursuant to a Private Placement Memorandum dated March 19, 1999 and certain Securities Purchase Agreements (the "Securities Purchase Agreements") with such purchasers (the "Purchasers"). The Securities Purchase Agreements specify, as a condition to closing, that (i) the certain letter agreement dated as of January 21, 1998 between you and the Company regarding your employment (the "Employment Agreement") be amended; and (ii) you waive certain rights you may have under such Employment Agreement. Terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

         1. The first two sentences of SECTION 11.1 of the Employment Agreement are hereby amended in their entirety to read as follows:

               "You agree to devote, on a full-time basis, all of your business house to the Company's business. You will diligently perform the duties of your position within guidelines to be determined by the Board of Directors."

         2. SECTION IV.C.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

               "In the event the Company issues a stock dividend, or effectuates a stock split or exchange of any shares of the Company, whether by way of reorganization, reclassification, conversion or other means, the Company shall make appropriate adjustments to the terms of the Option in order to prevent dilution or enlargement of your rights."

Notwithstanding the foregoing, the Company has agreed to issue to you concurrently with the closing of the Transaction additional options to purchase that number of subordinate voting shares of the Company equal to the product of (i) five percent (5%) multiplied by (ii) the number of subordinate voting shares sold in the Transaction (excluding any shares issuable pursuant to warrants). You acknowledge that any future sales of securities by the Company will not entitle you to additional options.

         3. In the event the Transaction would be deemed a "Change of Control", or cause a "Change of Control" to have occurred, as such term is defined in SECTION IX.A of the Employment Agreement, you hereby agree to waive, only with respect to any deemed "Change of Control" arising out of or related to the Transaction (which, for greater certainty, includes the change in constitution of the Board of Directors), any rights you have under SECTION IX.B, including without limitation the right for the Option to become immediately exercisable.

         4. Except as otherwise specifically set forth herein, the Employment Agreement shall remain in full force and effect.

You hereby acknowledge that the Company and the Purchasers are entering into the Securities Purchase Agreements in reliance upon on this letter. Please indicate your agreement to the foregoing by signing the enclosed copy of this letter where indicated and returning such executed copy to the Company.


                              Very truly yours,

                              Ben-Abraham Technologies, Inc.

                              By: /s/ Louis W. Sullivan
                                 -----------------------------------
                              Its:  Chairman, Board of Directors and
                              Chairman, Compensation Committee

ACCEPTED AND AGREED:


/s/ Stephen M. Simes
-------------------------
Stephen M. Simes

Dated:  4/15/99
      -------------------